Exhibit 99.2

January 18, 2008

ArcSight, Inc.
5 Results Way
Cupertino, CA 95014
Attn: Trâm Phi

Ladies and Gentlemen:

          ArcSight, Inc. (the “Company”) has requested that International Data Corporation. (“IDC”) execute this letter in connection with a proposed initial public offering by the Company (the “IPO”). In connection with the IPO, the Company will be filing a registration statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission. In response to such request, please be advised as follows:

          1. IDC consents to the use by the Company of IDC’s name in portions of the prospectus and the Registration Statement.

          2. IDC consents to the use by the Company of the research data substantially in the form furnished hereto as Exhibit A, which will be included as part of the Registration Statement. In granting such consent, IDC represents that, to its knowledge, the statements made in such survey are accurate and fairly present the matters referred to therein.

     The IDC reports used are as follows:

IDC, “Worldwide Security and Vulnerability Management Software 2007-2011 Forecast and Analysis: Governing Security and Risk Management,” Doc # 207658, August 2007;

IDC, “Worldwide Network Change and Configuration Management 2007-2011 Forecast and Analysis,” Doc # 206191, March 2007;

IDC, “Worldwide Compliance Infrastructure 2007-2011 Forecast: Compliant Information Infrastructure, Data Privacy, and IT Risk and Compliance Management Underpin Spending,” Doc # 209257, November 2007.

          IDC agrees that the existence and terms of the IPO constitute confidential information and agrees not to disclose such confidential information to any persons or entity or use such confidential information for any purpose other than set forth herein.

Very truly yours,

International Data Corporation

By:	/s/ Michael R. Shirer
Name:	Michael R. Shirer
Title:	Corporate Communications Director

Exhibit A

     According to a report by International Data Corporation, or IDC, the security information and event management, forensics and incident investigation, and policy and compliance management markets are projected to grow, in aggregate, from $993.6 million in 2007 to $2.2 billion in 2011, representing a compound annual growth rate of 22.1%.

     In separate reports, IDC projects that the network change and configuration management market will grow from $157.1 million in 2007 to $372.6 million in 2011, representing a compound annual growth rate of 24.1%, and the related compliance infrastructure software market, in which we also compete, will grow from $8.0 billion in 2007 to $14.7 billion in 2011, representing a compound annual growth rate of 16.7%.